Exhibit 8.1

PRINCIPAL SUBSIDIARIES AND CONSOLIDATED VARIABLE INTEREST ENTITIES

	Name of Entity	PLACE OF INCORPORATION

Subsidiaries

1.	Branco Overseas Ltd	British Virgin Islands

2.	E-House China (Tianjin) Holdings Ltd.	British Virgin Islands

3.	E-House Property Consultancy Ltd.	British Virgin Islands

4.	E-House International Property Consultancy Ltd.	Hong Kong

5.	E-House City Rehouse Real Estate Broker (Shanghai) Co., Ltd.	PRC

6.	China E-Real Estate Holdings Ltd.	British Virgin Islands

7.	China E-Real Estate Group Ltd.	Hong Kong

8.	Shanghai Yi Yue Information Technology Co., Ltd.	PRC

9.	China Online Housing Technology Corporation	Cayman Islands

10.	China Online Housing (Hong Kong) Co., Limited	Hong Kong

11.	Shanghai SINA Leju Information Technology Co., Ltd.	PRC

12.	Shanghai Fangxin Information Technology Co., Ltd.	PRC

13.	Leju (China) Internet Technology Co., Ltd.	PRC

14.	Omnigold Holdings Ltd.	British Virgin Islands

15.	China Commercial Real Estate Group Ltd.	British Virgin Islands

16.	China Real Estate Business Group Ltd.	Hong Kong

17.	Beijing Maiteng Fengshun Science and Technology Co., Ltd.	PRC

Consolidated Variable Interest Entities

18.	Shanghai Yi Xin E-Commerce Co., Ltd.	PRC

19.	Beijing Yisheng Leju Information Services Co., Ltd.	PRC

20.	Beijing Jiajujiu E-Commerce Co., Ltd.	PRC